EXHIBIT 99.2

Mesa Energy Holdings, Inc. Provides Update on Activities in the Lake Hermitage Field Dallas, TX, November 14, 2011: Mesa Energy Holdings, Inc. (the “Company”)(OTC: MSEH), an oil and gas exploration and production company, provides an update on its activities in south Louisiana in the Lake Hermitage Field (100% working interest).

The LLDSB #4 well in the Lake Hermitage Field was successfully re-completed in the UL-4 Sand zone in three intervals totaling 12 feet of net productive sand between 12,296 feet and 12,395 feet and is maintaining consistent production of approximately 130 barrels of oil and 350 thousand cubic feet of gas per day at a stabilized flowing tubing pressure of 160 lbs.

The Company has received a permit for the plugback recompletion of the LLDSB #3 well and expects to complete its work on this well later this month.  The target for LLDSB #3 is the UL-6 Sand zone at a depth of 12,753 feet.  Our technical team expects the potential production from the recompletion of this well to be similar to the production from the LLDSB #4 well described above.

The Company also announced that the transfer of operations from Tchefuncte Natural Resources, LLC, its newly acquired wholly owned subsidiary, to Mesa Gulf Coast, LLC has been completed.  Accordingly, Mesa Gulf Coast, LLC, also a wholly owned subsidiary of the Company, is now the operator of record of all of the Company’s properties in Louisiana.  This change was affected by the Company to provide the appropriate separation of the operator of the wells from the owner of the well interests as well as to enhance the Mesa brand and to streamline general and administrative activities.

“We are very pleased with the performance of the LLDSB #4 well and anticipate similar results with the LLDSB #3,” said Randy M. Griffin, CEO of Mesa Energy Holdings, Inc. "We remain highly optimistic about the potential for significant growth in revenue and reserves in these fields and will continue to provide updates as new information warrants,” added Griffin.

 About Mesa Energy Holdings, Inc.

 Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented Exploration and Production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the acquisition and enhancement of high quality producing properties and the development of highly diversified developmental drilling opportunities.  The company currently owns producing oil properties in Plaquemines and Lafourche Parishes in Louisiana as well as developmental properties in Wyoming County, NY.  More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements.  These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition, changes and volatility in energy prices, the evolving regulatory environment and general economic conditions.  Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release.  We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.  Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact Information
Mesa Energy Holdings, Inc.
IR@mesaenergy.us
Ph: 972-490-9595